  Exhibit 2.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF VIDANGEL, INC.

VidAngel, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on February 7, 2014, as amended (the "Certificate of Incorporation").

2. Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The name of this corporation is ANGEL STUDIOS, INC.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Neal Harmon, its Chief Executive Officer, this 8th day of March, 2021.

By: /s/ Neal Harmon
Name: Neal Harmon
Its: Chief Executive Officer